Rule 10f-3 Transactions. The Board has adopted procedures for monitoring transactions subject to Rule 10f-3, which regulates transactions with affiliated underwriters. In all instances, U.S. Bancorp Investments, Inc., an affiliated underwriter, participated in the underwriting syndicate. Compliance has reviewed the transaction listed below and has determined that it was affected in compliance with the Funds’ Rule 10f-3 procedures. The Board also determines on a quarterly basis whether such transactions were effected in compliance with such procedures.

Trade Date	Security Description	Bonds Purchased	Percent of Offering	Purchase Price	Price at Close	Purchasing Fund	Underwriter from whom Purchased
10/23/08	National Rural Utilities Collateral Trust Bonds	$3,100,000	0.31%	$99.24	$101.64	First American Intermediate Term Bond Fund	Deutsche Bank Securities
Underwriting Syndicate Members
Deutsche Bank Securities Inc., J.P. Morgan, Merrill Lynch & Co., RBS Greenwich Capital, Keybanc Capital Markets, Lazard Capital Markets, LLC, Mizuho Securities, USA Inc., Suntrust Capital Markets, U.S. Bancorp Investments, Inc.